Exhibit 2

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                              TERM LOAN AGREEMENT

                                 BY AND BETWEEN

                             FLOYD D. GOTTWALD, JR.

                                      AND

                                    XXXXXXX

                            DATED AS OF MAY 2, 1994


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                                TABLE OF CONTENTS

Section                                 Description                   Page

SECTION 1.    THE TERM CREDIT.........................................  1

        Section  1.1.    Term Credit..................................  1
        Section  1.2.    Tranche A....................................  1
        Section  1.3.    Tranche B....................................  1
        Section  1.4.    Loans Generally..............................  2
        Section  1.5.    Manner and Disbursement of Loans ............  2

SECTION 2.    INTEREST AND CHANGE IN CIRCUMSTANCES....................  2

        Section 2.1.    Interest Rate Options ........................  2
        Section 2.2.    Minimum Amounts...............................  3
        Section 2.3.    Computation of Interest.......................  3
        Section 2.4.    Manner of Rate Selection .....................  4
        Section 2.5.    Change of Law ................................  4
        Section 2.6.    Unavailability of Deposits or
                        Inability to Ascertain Adjusted LIBOR ........  4
        Section 2.7.    Taxes and Increased Costs ....................  4
        Section 2.8.    Funding Indemnity ............................  6
        Section 2.9.    Lending Branch ...............................  6

SECTION 3.     CLOSING FEE, PREPAYMENTS, TERMINATIONS AND
               APPLICATIONS...........................................  7

        Section 3.1.     Closing Fee..................................  7
        Section 3.2.     Voluntary Prepayments........................  7
        Section 3.3.     Mandatory Prepayments........................  7
        Section 3.4.     Place and Application of Payments............  8
        Section 3.5.     Notations ...................................  8

SECTION 4.     COLLATERAL.............................................  8

        Section 4.1.     Securities Collateral........................  8
        Section 4.2.     Partnership Loan.............................  9
        Section 4.3.     Collateral Secures All Loans.................  9
        Section 4.4.     Further Assurances...........................  9
        Section 4.5.     Releases.....................................  9


SECTION 5.      DEFINITIONS; INTERPRETATION...........................  9

        Section 5.1.    Definitions...................................  9
        Section 5.2.    Interpretation................................ 17


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SECTION 6.      REPRESENTATIONS AND WARRANTIES........................ 17


        Section 6.1.  Validity of Borrower's Loan Documents........... 17
        Section 6.2.  Validity of Trust's Loan Documents.............. 18
        Section 6.3.  Federal Reserve Board Margin Regulations........ 18
        Section 6.4.  Financial Reports............................... 18
        Section 6.5.  No Material Adverse Change...................... 19
        Section 6.6.  Litigation and Other Controversies.............. 19
        Section 6.7.  Taxes........................................... 19
        Section 6.8.  Approvals ...................................... 19
        Section 6.9.  No Default ..................................... 19


SECTION 7.      CONDITIONS PRECEDENT.................................. 19

        Section 7.1.  All Advances.................................... 19
        Section 7.2.  Initial Advance................................. 20


SECTION 8.      COVENANTS............................................. 22

        Section 8.1   Taxes and Assessments........................... 22
        Section 8.2   Financial Reports............................... 22
        Section 8.3   Asset Maintenance............................... 23
        Section 8.4   Liens........................................... 23
        Section 8.5   Sales........................................... 23
        Section 8.6.  Trust........................................... 23


SECTION 9.      EVENTS OF DEFAULT AND REMEDIES........................ 23

        Section 9.1.   Events of Default.............................. 23
        Section 9.2.   Non-Bankruptcy Defaults........................ 25
        Section 9.3.   Bankruptcy Defaults............................ 25



SECTION 10.      MISCELLANEOUS

        Section 10.2.  Holidays ...................................... 26
        Section 10.3.  No Waiver, Cumulative Remedies ................ 26
        Section 10.4.  Amendments, Etc ............................... 26
        Section 10.5.  Costs and Expenses............................. 26
        Section 10.6.  Documentary Taxes ............................. 27
        Section 10.7.  Survival of Representations ................... 27
        Section 10.8.  Survival of Indemnities ....................... 27
        Section 10.9.  Notices........................................ 27
        Section 10.10  Personal Jurisdiction ......................... 28
        Section 10.11  Waiver of Jury Trial .......................... 28
        Section 10.12  Construction .................................. 29
        Section 10.13  Severability of Provisions..................... 29
        Section 10.14  Counterparts .................................. 29
        Section 10.15  Binding Nature, Governing Law, Etc. ........... 29

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Signature............................................................. 30

Exhibit A - Term Note
Exhibit B - Borrowing Base Certificate
Exhibit C - Compliance Certificate
Exhibit D - Opinion of Counsel
Exhibit E - Opinion of SEC Counsel

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                             FLOYD D. GOTTWALD, JR.
                              TERM LOAN AGREEMENT

XXXXXX
XXXXXX

Ladies and Gentlemen:

        The undersigned, Floyd D. Gottwald, Jr., an individual of Richmond, Virginia (the "Borrower"), applies to you (the "Bank") for your commitment, subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, to extend a term credit to the Borrower, all as more fully hereinafter set forth.

SECTION 1. THE TERM CREDIT.

        Section 1.1. Term Credit. Subject to the terms and conditions hereof, the Bank agrees to extend a term credit (the "Term Credit") to the Borrower in two tranches, Tranche A and Tranche B, which may be availed of by the Borrower from time to time during the period from and including the date hereof to but not including the Termination Date for the relevant Tranche, at which time the commitment of the Bank to extend credit under such Tranche of the Term Credit shall expire. No amount paid or prepaid on the Term Credit may be reborrowed.

        Section 1.2. Tranche A. Subject to the terms and conditions hereof, Tranche A of the Term Credit shall be available to the Borrower at any one time during the period from and including the date hereof to but not including the Tranche A Termination Date. There shall be a maximum of one advance under Tranche A, and Tranche A of the Term Credit may be utilized by the Borrower in the form of a single loan (the "Tranche A Loan"), provided that the aggregate principal amount of the Tranche A Loan outstanding at any one time shall not exceed $22,000,000 (the "Tranche A Commitment") and provided further that the Tranche A Loan shall not be made if the same would exceed the Tranche A Borrowing Base as then determined and computed. The Tranche A Loan shall be in an amount necessary to, and shall be used solely for, funding the Partnership Loan. Any portion of the Tranche A Commitment not requested by the Borrower on the occasion of such single advance shall thereupon automatically expire.

        Section 1.3. Tranche B. Subject to the terms and conditions hereof, Tranche B of the Term Credit shall be available to the Borrower from time to time during the period from and including the date hereof to but not including the Tranche B Termination Date. Tranche B of the Term Credit may be utilized by the Borrower in the form of Loans (individually a "Tranche B Loan" and collectively the "Tranche B Loans"), provided that the aggregate principal amount of Tranche B Loans outstanding at any one time shall not exceed $6,000,000 (the "Tranche B Commitment") and provided further that no Tranche B Loan shall be made unless additional Collateral consisting of Eligible Securities (including Eligible Securities previously released from the Lien of the Collateral Documents

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pursuant to Section 4.5 hereof) is pledged under the Collateral Documents at the time such Tranche B Loan is made with a Collateral Value (as then determined and computed) equal to or greater than 200% of such Tranche B Loan. Each Tranche B Loan shall be in an amount necessary to, and shall be used solely for, repayment of all accrued and unpaid interest on the Loans and the closing fee due under Section 3.1 hereof.

        Section 1.4. Loans Generally. Each Loan shall be in a minimum amount of $20,000. Each Loan shall be made against and evidenced by a single promissory note of the Borrower in the form (with appropriate insertions) attached hereto as Exhibit A (the "Note") payable to the order of the Bank in the principal amount of $28,000,000. The Note shall be dated the date of issuance thereof, be expressed to bear interest as set forth in Section 2 hereof, and be expressed to mature on the Maturity Date. Without regard to the principal amount of the Note stated on its face, the actual principal amount at any time outstanding and owing by the Borrower on account of the Note shall be the sum of all Loans made under this Section less all payments of principal actually received by the Bank.

        Section 1.5. Manner and Disbursement of Loans. The Borrower shall give written or telephonic notice to the Bank (which notice shall be irrevocable once given and, if given by telephone, shall be promptly confirmed in writing) by no later than 11:00 a.m. (XXX time) on the date the Borrower requests the Bank to make a Loan hereunder. Each such notice shall specify the date of the Loan requested (which must be a Business Day) and the amount of such Loan. Each Loan shall initially constitute part of the Domestic Rate Portion except to the extent the Borrower has otherwise timely elected as provided in Section 2 hereof. The Borrower agrees that the Bank may rely upon any written or telephonic notice given by any person the Bank in good faith believes is an Authorized Representative without the necessity of independent investigation and, in the event any telephonic notice conflicts with the written confirmation, such notice shall govern if the Bank has acted in reliance thereon. Subject to the provisions of Section 7 hereof, the proceeds of each Loan shall be made available to the Borrower at the principal office of the Bank in XXX, XXX in immediately available funds.

SECTION 2. INTEREST AND CHANGE IN CIRCUMSTANCES.

        Section 2.1. Interest Rate Options. (a) Subject to all of the terms and conditions of this Section 2, portions of the principal indebtedness evidenced by the Note (all of the indebtedness evidenced by the Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Borrower, bear interest with reference to the Domestic Rate (the "Domestic Rate Portion") or with reference to an Adjusted LIBOR ("LIBOR Portions") and Portions may be converted from time to time from one basis to the other. All of the indebtedness evidenced by the Note which is not part of a LIBOR Portion shall constitute a single Domestic Rate Portion. All of the indebtedness evidenced by the Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion. There shall not be more than six (6) LIBOR Portions applicable to the Note outstanding at any one time. Anything contained herein to the contrary notwithstanding, the obligation of the Bank to create, continue or effect by conversion any LIBOR Portion shall be conditioned



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upon the fact that at the time no Default or Event of Default shall have occurred and be continuing. The Borrower hereby promises to pay interest on each Portion at the rates and times specified in this Section 2.

        (b) Domestic Rate Portion. The Domestic Rate Portion shall bear interest at the rate per annum equal at all times to the Domestic Rate as in effect from time to time, provided that if the Domestic Rate Portion or any part thereof is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto from time to time. Interest on the Domestic Rate Portion shall be payable semi-annually on the last day of each June and December in each year (commencing June 30, 1994) and at maturity of the Note, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. Any change in the interest rate on the Domestic Rate Portion resulting from a change in the Domestic Rate shall be effective on the date of the relevant change in the Domestic Rate.

        (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 55/100 of 1% to the Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by lapse of time, acceleration or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Domestic Rate Portion and shall thereafter bear interest at the interest rate applicable to the Domestic Rate Portion after default. Interest on each LIBOR Portion shall be due and payable on the last day of each Interest Period applicable thereto and, with respect to any Interest Period applicable to a LIBOR Portion in excess of six (6) months, on the date occurring every six (6) months after the date such Interest Period began and at the end of such Interest Period, and interest after maturity (whether by lapse of time, acceleration or otherwise) shall be due and payable upon demand. The Borrower shall notify the Bank on or before 11:00 a.m. (XXX time) on the third
Business Day preceding the end of an Interest Period applicable to a LIBOR Portion whether such LIBOR Portion is to continue as a LIBOR Portion, in which event the Borrower shall notify the Bank of the new Interest Period selected therefor, and in the event the Borrower shall fail to so notify the Bank, such LIBOR Portion shall, as of and on the last day of the Interest Period applicable thereto, (x) automatically be continued as a LIBOR Portion with a new Interest Period of one (1) calendar month or (y) if the terms of this Agreement preclude such a new LIBOR Portion, automatically be converted into and added to the Domestic Rate Portion.

        Section 2.2. Minimum Amounts. Each LIBOR Portion shall be in a minimum amount of $1,000,000.

        Section 2.3. Computation of Interest. All interest on the Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

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        Section 2.4. Manner of Rate Selection. The Borrower shall notify the
Bank (i) by 11:00 a.m. (XXX time) at least three (3) Business Days prior to the date upon which the Borrower requests that any LIBOR Portion be created or that any part of the Domestic Rate Portion be converted to a LIBOR Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If any request is made to convert a LIBOR Portion into the Domestic Rate Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance and conversion of Portions under this Agreement shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor telephonic requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be an Authorized Representative without the necessity of independent investigation, the Borrower hereby indemnifying the Bank from any liability or loss ensuing from so acting.

        Section 2.5. Change of Law. Notwithstanding any other provisions of this Agreement or the Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any LIBOR Portion, it shall promptly so notify the Borrower and the obligation of the Bank to create, continue or maintain any such LIBOR Portion under this Agreement shall terminate until it is no longer unlawful for the Bank to create, continue or maintain such LIBOR Portion. The Borrower, on demand, shall, if the continued maintenance of any such LIBOR Portion is unlawful, thereupon prepay the outstanding principal amount of the affected LIBOR Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Agreement; provided, however, that the Borrower may elect to convert the principal amount of the affected Portion into another type of Portion available hereunder, subject to the terms and conditions of this Agreement.

        Section 2.6. Unavailability of Deposits or Inability to Ascertain Adjusted LIBOR. Notwithstanding any other provision of this Agreement or the Note, if prior to the commencement of any Interest Period, the Bank shall determine in good faith that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining Adjusted LIBOR, then the Bank shall promptly give notice thereof to the Borrower and the obligations of the Bank to create, continue or effect by conversion any such LIBOR Portion in such amount and for such Interest Period shall terminate until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market or adequate and reasonable means exist for ascertaining Adjusted LIBOR, as the case may be.

        Section 2.7. Taxes and Increased Costs. With respect to any LIBOR Portion, if the Bank shall determine in good faith that any change after the date hereof in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority


                                      -4-

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charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the LIBOR Portions contemplated by this Agreement (whether or not having the force of law), shall:

        (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such LIBOR Portion;

        (ii) subject the Bank, any LIBOR Portion or the Note to the extent it evidences such a Portion to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and to the extent not caused by the Bank's neglect or misconduct any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of this Agreement, any LIBOR Portion or the Note to the extent it evidences such a Portion, except such taxes as may be measured by the net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political subdivision or taxing authority thereof, in which the Bank is incorporated, in which the Bank's principal executive office or its lending branch is located or in which the Bank is managed or controlled;

        (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank hereunder or under the Note to the extent it evidences any LIBOR Portion (other than by a change in taxation of the net income-or gross receipts of the Bank or its lending branches); or

        (iv) impose on the Bank any penalty not caused by the Bank's neglect or misconduct with respect to the foregoing or any other condition regarding this Agreement, any LIBOR Portion or the Note to the extent it evidences any LIBOR Portion;

and the Bank shall determine in good faith that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any LIBOR Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrower shall pay on demand to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined. If the Bank receives any tax refund or credit which the Bank determines, in its sole but reasonable discretion, is attributable to taxes for which the Bank obtained compensation from the Borrower pursuant to this Section 2.7, the Bank shall


                                      -5-

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return to the Borrower such compensation to the extent of such refund or credit, without interest.

        Section 2.8. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss (including loss of profit), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any LIBOR Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

        (i) any payment of a LIBOR Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default, and whether or not such payment is required by any provision of this Agreement; or

        (ii) any failure by the Borrower to create, borrow, continue or effect by conversion a LIBOR Portion on the date specified in a notice given pursuant to this Agreement (other than any such failure due to the termination of the Bank's obligation to create, continue or effect by conversion any LIBOR Portion by reason of the circumstances described in
    Section 2.6 hereof);

then upon the demand of the Bank, the Borrower shall pay to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide to the Borrower a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

        Section 2.9. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of the Loans hereunder at such of its branches or offices as the Bank may from time to time elect. To the extent reasonably possible and requested by the Borrower, the Bank shall designate an alternate branch or funding office with respect to the LIBOR Portions to avoid or reduce any liability of the Borrower to the Bank under Section 2.7 hereof or to avoid the unavailability of the LIBOR option under Section 2.6 hereof, so long as such designation is not otherwise disadvantageous to the Bank in any respect which the Bank in good faith deems material. The Borrower hereby agrees to pay all reasonable expenses incurred by the Bank in utilizing another lending branch or office pursuant to the second sentence of this Section.

        Section 2.10. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of the Note in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, without limitation, determinations under Sections 2.6, 2.7 and 2.8 hereof) shall be made as if the Bank had actually funded and maintained each LIBOR Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such LIBOR Portion, having a maturity corresponding to such Interest Period, and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

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SECTION 3. CLOSING FEE, PREPAYMENTS, TERMINATIONS AND APPLICATIONS.

        Section 3.1. Closing Fee. The Borrower shall pay to the Bank on the date the Tranche A Loan is made a non-refundable closing fee in the amount of $35,000.

        Section 3.2. Voluntary Prepayments. (a) The Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but if in part, then in an amount not less than $50,000) the Domestic Rate Portion of the Note at any time upon notice to the Bank prior to 11:00 a.m. (XXX time) on the date fixed for prepayment.

        (b) The Borrower may prepay any LIBOR Portion of the Note in whole or in part (but if in part, then in an amount not less than $50,000 or such greater amount which is an integral multiple of $10,000), upon three (3) Business Days' prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 11:00 a.m. (XXX time) on the third
Business Day preceding the date of such prepayment), and shall specify the principal amount to be repaid; provided, however, that the outstanding principal amount of any LIBOR Portion of the Note prepaid in part shall not be less than $1,000,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and any amount due the Bank under Section 2.8 hereof.

        Section 3.3. Mandatory Prepayments (a) Loanable Value. The Borrower covenants and agrees that if the principal amount outstanding on the Note shall at any time be in excess of the Loanable Collateral Value as then determined and computed, the Borrower shall, within five (5) Business Days after the Bank's written demand, pay over to the Bank as and for a mandatory prepayment on the Note, such amount as shall be necessary to reduce the unpaid principal balance of the Note to 58% of the Collateral Value. Each such prepayment shall be accompanied by any amount due to the Bank under Section 2.8 hereof.

        (b) Freely Tradable. The Borrower covenants and agrees that if at any time the unpaid principal balance of the Note shall be in excess of the Collateral Value (excluding for purposes of this Section 3.3(b), the shares of common stock of First Colony and shares of Old Albemarle Stock described in subsection (b) of the definition of "Freely Tradeable"), the Borrower shall, within five (5) Business Days after the Bank's written demand, pay over the amount of such excess to the Bank as and for a mandatory prepayment on the Note. Each such prepayment shall be accompanied by any amount due to the Bank under
Section 2.8 hereof.

        (c) Pledge. In lieu of making a prepayment required by the foregoing provisions of this Section, the Borrower may at its option deliver and pledge to the Bank under and in accordance with the Collateral Documents, additional Eligible Securities with such Market Value as will eliminate the excess which gives rise to the need to make such prepayment, provided such pledge is effected within the time such prepayment would otherwise be required. The additional Eligible Securities so pledged shall be deemed Tranche A Collateral unless and to the extent that at the time such Eligible Securities are so pledged, the

                                      -7-

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Borrower designates the same in writing to the Bank as Tranche B Collateral for any Tranche B Loan.

        Section 3.4. Place and Application of Payments. All payments of principal, interest, fees and all other Obligations payable hereunder and under the other Loan Documents shall be made to the Bank at its office at XXXXX XXXX (or at such other place as the Bank may specify) no later than 11:00 a.m.
(XXX time) on the date any such payment is due and payable. Payments received by the Bank after 11:00 a.m. (XXX time) shall be deemed received as of the opening of business on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim and without reduction for, and free from, any and all present or future taxes, levies, imposts, duties, fees, charges, deductions, withholdings, restrictions and conditions of any nature imposed by any government or any political subdivision or taxing authority thereof (but excluding any taxes imposed on or measured by the net income or gross receipts of the Bank or its lending branches). Prior to any Event of Default hereunder, all payments on the Note shall be applied between the Tranches as the Borrower shall direct and in the absence of such direction, shall be applied to the Loans in the order in which they were made. After an Event of Default hereunder, payments on the Note shall be applied as between the Tranches as the Bank shall elect. Unless the Borrower otherwise directs, principal payments shall be applied first to the Domestic Rate Portion until payment in full thereof, with any balance applied to the LIBOR Portions in the order in which their Interest Periods expire.

        Section 3.5. Notations. All Loans made against the Note, the status of all amounts evidenced by the Note as constituting part of the Domestic Rate Portion or a LIBOR Portion, and the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to the Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce the Note of the principal amount remaining unpaid thereon, the status of the Loans evidenced thereby and the interest rates and Interest Periods applicable thereto; provided that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the principal amount of the Note together with accrued interest thereon. Prior to any negotiation of the Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Domestic Rate Portion or a LIBOR Portion and the rates of interest and the Interest Periods applicable thereto.

SECTION 4. COLLATERAL.

        Section 4.1. Securities Collateral. The payment and performance of the Obligations shall be secured by certain equity securities and certain other assets and property of the Borrower and the Trust, in each case whether now owned or held or hereafter acquired or arising, pursuant to that certain Pledge and Security Agreement Re: Securities dated as of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Stock Pledge Agreement").

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        Section 4.2. Partnership Loan. The payment and performance of the
Obligations shall be secured by the Borrower's pledge of the Partnership Loan, pursuant to that certain Pledge and Security Agreement Re: Loan dated as of even date herewith, as the same may be amended, modified or supplemented from time to time (the "Loan Pledge Agreement").

        Section 4.3. Collateral Secures All Loans. Notwithstanding the designation of Collateral as Tranche A Collateral or Tranche B Collateral, all Collateral shall secure all Loans without preference or priority to one Loan over any other Loan.

        Section 4.4. Further Assurances. The Borrower covenants and agrees that it shall comply with and cause the Trust to comply with all terms and conditions of each of the Collateral Documents and that the Borrower shall, at any time and from time to time as requested by the Bank, execute and deliver and cause the Trust to execute and deliver such further instruments and do such acts and things as the Bank may deem necessary or desirable to provide for or protect or perfect the Lien of the Bank in the Collateral.

        Section 4.5. Releases. At the Borrower's request, the Bank will release its Lien on Eligible Securities if at the time of such release and immediately after giving effect thereto, (i) no Default or Event of Default would occur or be continuing and (ii) the principal amount outstanding on the Note would not exceed the Borrowing Base. Unless otherwise agreed upon between the Bank and the Borrower at their discretion, the Bank shall so release Eligible Securities such that after giving effect to such release, the same percentage of the Market Value of the Eligible Securities of each issuer pledged as Collateral as of the time of such release (but in any event rounded to the nearest whole number of shares) shall be released.

SECTION 5. DEFINITIONS; INTERPRETATION.

        Section 5.1. Definitions. The following terms when used herein shall have the following meanings:

        "Adjusted LIBOR" means a rate per annum determined by the Bank in accordance with the following formula:

                      Adjusted  LIBOR =            LIBOR
                                          100%-Reserve Percentage

"Reserve Percentage" means, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) under Regulation D on Eurocurrency liabilities (as such term is defined in Regulation
D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. "LIBOR" means, for each Interest Period, (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to the nearest l/lOOth of 1%) at which deposits in U.S. Dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the applicable LIBOR Portion scheduled to be outstanding from the Bank during such Interest Period. "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period which appears on the Telerate Page 3750 as of 11:00 (London, England time) on the date two Business Days before the commencement of such Interest Period. "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits). Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

        "Agreement" means this Credit Agreement, as the same may be amended, modified or restated from time to time in accordance with the terms hereof.

        "Albemarle Corporation" shall mean Albemarle Corporation, a Virginia corporation.

        "Authorized Representative" means the Borrower, J. Judson Williams, William M. Gottwald and each other individual so designated by the Borrower in a written notice to the Bank.

        "Bank" is defined in the introductory paragraph hereof.

        "Borrower" is defined in the introductory paragraph hereof.

        "Borrowing Base" shall mean as of any time, 50% of the Collateral Value as then determined and computed.

        "Business Day" means any day other than a Saturday or Sunday on which the Bank is not authorized or required to close in XXX,XXX and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States Dollar deposits in London, England and Nassau, Bahamas.

        "Code" means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

        "Collateral" means all properties, rights, interests and privileges from time to time subject to the Liens granted to the Bank by the Collateral Documents.

        "Collateral Documents" means the Stock Pledge Agreement, the Loan Pledge Agreement and all other mortgages, deeds of trust, security agreements, assignments, financing statements and other documents as shall from time to time secure the Obligations.

        "Collateral Value" means as of any time, the sum of (i) the lesser of
(x) the unpaid principal balance of the Partnership Loan and (y) the Market Value of the Eligible Securities securing the Partnership Loan and (ii) the Market Value of any other Eligible Securities. In computing the Collateral Value, (i) not more than 50% of such Collateral Value may be attributable to the Eligible Securities of any one particular issuer, with the effect that any Eligible Securities in excess of that limit have no Market Value for purposes of computing such Collateral Value; (ii) Eligible Securities exceeding 9.5% of the total outstanding shares of the Eligible Securities of such issuer shall have no Market Value; (iii) the Collateral Value shall be computed only as against and on so much of the Eligible Securities as are included on the certificates to be furnished from time to time by the Borrower pursuant to Section 8.2(a) hereof and, if required by the Bank pursuant to any of the terms hereof or any Collateral Document, as verified by such other evidence required to be furnished to the Bank pursuant hereto or pursuant to any such Collateral Document; and
(iv) upon the occurrence and during the continuation of any event specified in the Partnership Loan Agreement as an "Event of Default" or of any event described in subsections (f), (l) or (m) of Section 9.1 hereof, but with respect to the Partnership, then the Eligible Securities securing the Partnership Loan shall have no Collateral Value.

        "Commitment" means the Tranche A Commitment and the Tranche B
Commitment.

        "Control Stock Riders" shall mean each agreement furnished to the Bank pursuant to Section 7.2(a)(vi) hereof.

        "Control Person" shall mean each individual executing a Control Stock Rider.

        "Default" means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

        "Domestic Rate" means, for any day the rate of interest announced by the Bank from time to time as its prime commercial rate, as in effect on such day, it being understood and agreed such rate may not be the Bank's best or lowest rate.

        "Domestic Rate Portion" is defined in Section 2.1(a) hereof.

        "Eligible Securities" shall mean each certificated equity security listed on the New York Stock Exchange if and so long as:

        (a) such security is owned by the Borrower or the Trust or in the case of securities securing the Partnership Loan, is owned by the Partnership and pledged to the Borrower in accordance with the provisions hereof and of the relevant Collateral Documents;

        (b) in the case of each security securing the Partnership Loan, such security is subject to nonavoidable, valid and perfected, security interests in favor of the Borrower and the Bank exclusively, and in the case of any other security, such security is subject to a nonavoidable, valid and perfected, first and only security interest in favor of the Bank;

        (c) each certificate evidencing such security has been delivered and pledged to, and is in the possession and control of, the Bank, along with an undated stock power or powers executed by the owner of such security with the name of the transferee on such power left blank and such power otherwise in compliance with the relevant Collateral Document and also along with a properly completed and executed Federal Reserve Form U-l (provided that the certificates evidencing the New Albemarle Stock and the related stock powers need not be delivered until ten (10) days after the Tranche A Loan is made if the Bank has received from the relevant pledgor a duly completed and executed agreement to pledge such shares and such agreement is acceptable to the Bank as to form and substance);

        (d) unless the Bank is acting as the stock transfer agent for the issuer of such security, all of the securities evidenced by the certificate evidencing such security have been pledged under the relevant Collateral Document to the Bank;

        (e) each certificate evidencing such security has been specifically identified (by at least the certificate number, the number of shares evidenced thereby and the number of such shares intended to be pledged) on a schedule to the appropriate Collateral Document pledging such security to the Bank or on a duly completed and executed amendment to such schedule;

        (f) such security is Freely Tradable;

        (g) if such security has not been issued by a Principal Issuer or Tredegar Industries, Inc., (i) such security is included within the so-called "Standard & Poors Industrial 500" stock index or if such index is discontinued, the most closely equivalent stock index and bankruptcy or similar insolvency proceedings have not been instituted by or against the issuer of such security or, alternatively, (ii) such security is otherwise acceptable to the Bank;

        (h) all representations and warranties contained in the Collateral Documents with respect to such security are true and correct; and

        (i) the Bank shall have received such assurances of the foregoing (such as opinions of counsel) as it shall reasonably request.

Any security which at any time fails to satisfy any of the above criteria shall forthwith cease to be an Eligible Security.

        "Ethyl Corporation" shall mean Ethyl Corporation, a Virginia corporation.

       "Event of Default" means any event or condition identified as such in
Section 9.1 hereof.

        "First Colony" shall mean First Colony Corporation, a Virginia corporation.

        "Freely Tradable" shall mean when used with respect to any equity securities as of any time, such equity securities to the extent the same can then be publicly sold in whole or in part at any time by the Bank in each case without restriction and without registration under the 1933 Act, subject to the following exceptions:

        (a) shares of common stock of Ethyl Corporation which are "restricted securities" as defined in SEC Rule 144 but which have been acquired by the Borrower or the Trust more than three years prior to the date such shares of common stock of Ethyl Corporation are pledged under the Collateral Documents shall be deemed "freely tradable";

        (b) for all purposes of this Agreement other than being included in the definition of Eligible Securities in Section 3.3(b) hereof, shares of common stock of First Colony and shares of the Old Albemarle Stock which are neither deemed to be "restricted securities" as defined in SEC Rule 144 nor subject to the holding period restrictions of SEC Rule 144(d), pursuant to "no-action" letters to Ethyl Corporation from the staff of the SEC dated April 21, 1993 and December 30, 1993, but which are subject to the other requirements of SEC Rule 144, shall be deemed "freely tradable";

        (c) for all purposes of this Agreement including Section 3.3(b) hereof, shares of common stock of First Colony and shares of the Old Albemarle Stock which have been owned by the Borrower or the Trust for more than three years shall be deemed "freely tradable";

        (d) the New Albemarle Stock shall be deemed "freely tradable" after May 31, 1994 if (i) a registration statement complying with the requirements of the 1933 Act acceptable to the Bank in its discretion covering such securities has been declared effective by the SEC on or before such May 31 date and (ii) the Bank shall have received on or before such date a favorable opinion of counsel reasonably acceptable to it as to the matters set forth on Exhibit E hereto.

        "Interest Period" means, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2), three (3), six (6) or twelve (12) months thereafter as selected by the Borrower in its notice as provided herein; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

        (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business

   Day, unless in the case of an Interest Period for a LIBOR Portion the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

        (ii) no Interest Period may extend beyond the Maturity Date; and

        (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month, provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

        "LIBOR Portions" is defined in Section 2.1(a) hereof.

        "Lien" means any mortgage, lien, security interest, pledge, charge or encumbrance of any kind in respect of any Property, including the interests of a vendor or lessor under any conditional sale, capitalized lease or other title retention arrangement.

        "Liquid Assets" shall mean cash, cash equivalents (such as United States government securities, commercial paper, certificates of deposit and interests in money market funds investing primarily in the same), Freely Tradable equity securities and cash surrender value of life insurance maintained on the life of the Borrower on which the Borrower's estate is the sole beneficiary.

        "Loans" means the Tranche A Loan and Tranche B Loans, collectively, and a "Loan" shall mean any of the foregoing.

        "Loan Documents" means this Agreement, the Note, and the Collateral Documents.

        "Loan Pledge Agreement" is defined in Section 4.2 hereof.

        "Loanable Collateral Value" shall mean as of any time, 65% of the Collateral Value as then determined and computed.

        "Market Value" of any security means as of any time the same is to be computed, (i) if the security shall at the time be listed on the New York Stock Exchange or another national securities exchange, the mean (adjusted, if necessary, to the next higher full cent to eliminate any fractional cent) between the high and low reported sales prices per share or other appropriate unit for such security on such exchange as of the most recent preceding Business Day (within the last ten Business Days), or if there were no reported transactions in such security on such exchange within the last ten Business Days, the mean (adjusted as aforesaid) between the reported bid and asked prices for such security on such exchange as of the close of the most recent preceding business day (within the last ten Business Days) for which such prices are available or (ii) if the security is not at the time so listed or admitted to unlisted trading privileges on a national securities exchange, zero.

        "Maturity Date" means April 30, 1998 or such earlier date on which the Commitment is terminated in whole pursuant to Section 9.2 or 9.3 hereof.

        "New Albemarle Stock" shall mean the shares of common stock purchased by the Partnership from Albemarle Corporation out of the proceeds of, and pledged by the Partnership to secure, the Partnership Loan.

        "1933 Act" shall mean the Securities Act of 1933, as amended.

        "1934 Act" shall mean the Securities Exchange Act of 1934.

        "Note" is defined in Section 1.4 hereof.

        "Obligations" means all obligations of the Borrower to pay principal and interest on the Loans, all fees and charges payable hereunder, and all other payment obligations of the Borrower arising under or in relation to any Loan Document, in each case whether now existing or hereafter arising, due or to become due, direct or indirect, absolute or contingent, and howsoever evidenced, held or acquired.

        "Old Albemarle Stock" shall mean the shares of the common stock of Albemarle Corporation issued to the Borrower or the Trust in connection with the Spinoff.

        "Partnership" shall mean Westham Partners, L.P., a Virginia limited partnership with a majority of its partners being individuals related to the Borrower and affiliated entities.

        "Partnership Loan" shall mean a loan by the Borrower to the Partnership substantially concurrently with, in an amount not less than, and (to the extent not funded with other monies of the Borrower) funded out of the proceeds of, the Tranche A Loan if and so long as (i) the Spinoff has occurred, (ii) the proceeds of such loan are used to acquire common stock issued by Albemarle Corporation,
(iii) the Partnership secures such loan by pledging to the Borrower all the common stock of Albemarle Corporation so acquired with the proceeds of such loan and certain other Eligible Securities, (iv) such loan is evidenced by a promissory note in a face principal amount not less than the original principal sum of the loan and containing the Partnership's promise not to assert against any payee or pledgee of the note, any right of setoff against amounts owing on such note, (v) such loan bears interest at a rate not less than the rate of interest payable on the Loans, (vi) no payment or prepayment (absent acceleration) of principal is required on such loan prior to the Maturity Date,
(vii) such loan is subject to immediate acceleration (at the option of the payee or pledgee or other holder of the note evidencing such loan) upon, among other things, the occurrence of any Event of Default hereunder and (viii) such loan is pursuant to documentation, containing payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms in form and substance satisfactory to the Bank in its discretion.

        "Person" means an individual, partnership, corporation, association, trust, unincorporated organization or any other entity organization,, including a government or agency or political subdivision thereof.

        "Portion" is defined in Section 2.l(a) hereof.

        "Principal Issuers" means Albemarle Corporation, Ethyl Corporation and First Colony.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

        "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System and any successor regulation, in each case, as in effect from time to time.

        "Regulation X" means Regulation X of the Board of Governors of the Federal Reserve System and any successor regulation, in each case, as in effect from time to time.

        "Reorganization Agreement" means the Reorganization and Distribution Agreement dated as of February 28, 1994 between Ethyl Corporation and Albemarle Corporation.

        "SEC" shall mean the Securities and Exchange Commission.

        "Spinoff" shall mean the transfer by Ethyl Corporation to Albemarle Corporation on or about the close of business on February 28, 1994 of all or substantially all of the assets comprising the olefins and derivatives, bromine chemicals and specialty chemicals businesses previously conducted by Ethyl Corporation and the distribution by Ethyl Corporation pro rata to the holders of its common stock of all of the outstanding common stock of Albemarle Corporation, all as more particularly described in the Reorganization Agreement.

        "Stock Pledge Agreement" is defined in Section 4.1 hereof.

        "Term Credit" is defined in Section 1.1 hereof.

        "Termination Date" means the Tranche A Termination Date or the Tranche B Termination Date.

        "Tranche A Borrowing Base" shall mean as of any time the portion of the Borrowing Base attributable to Tranche A Collateral.

        "Tranche B Borrowing Base" shall mean with respect to any Tranche B Loan, as of any time the portion of the Borrowing Base attributable to the Tranche B Collateral for such Tranche B Loan.

        "Tranche A Collateral" shall mean the Eligible Securities pledged at the time the Tranche A Loan is made and any other Eligible Securities that are not Tranche B Collateral.

        "Tranche B Collateral" shall mean with respect to any Tranche B Loan, the additional Eligible Securities pledged to comply with Section 1.3 hereof at the time such Tranche B Loan is made and any additional Eligible Securities subsequently pledged to the Bank under the Collateral Documents (whether or not in substitution for other Eligible Securities) which the Borrower designates in writing to the Bank at the time of their pledge as Tranche B Collateral for such Tranche B Loan.

        "Tranche A Commitment" is defined in Section 1.2.

        "Tranche B Commitment" is defined in Section 1.3.

        "Tranche A Termination Date" means June 30, 1994, or such earlier date on which the Commitment is terminated in whole pursuant to Section 9.2 or 9.3 hereof.

        "Tranche B Termination Date" means April 30, 1998 or such earlier date on which the Commitment is terminated in whole pursuant to Section 9.2 or 9.3 hereof.

        "Trust" shall mean the Trust established under the Trust Agreement.

        "Trust Agreement" shall mean the Trust Agreement dated June 24, 1992 between the Borrower, as grantor, and the Trustees, as restated by an instrument dated January 13, 1993 and as amended by an instrument dated May 2, 1994.

        "Trustees" shall mean William M. Gottwald, James T. Gottwald, John D. Gottwald and the Borrower, not personally but as trustees, under the Trust Agreement.

        "Welfare Plan" means a "welfare plan" as defined in Section 3(1) of ERISA.

        Section 5.2. Interpretation. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references to time of day herein are references to XXX, XXX time unless otherwise specifically provided.

SECTION 6. REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Bank as follows:

        Section 6.1. Validity of Borrower's Loan Documents. The Loan Documents delivered by the Borrower constitute valid and binding obligations of the Borrower enforceable in accordance with their terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law); and this Agreement and the other Loan Documents do not, nor does the performance or observance by the Borrower of any of the matters and things herein or therein provided for, contravene or constitute a default under any provision of law or any judgment, injunction, order or decree binding upon the Borrower or any covenant, indenture or agreement of or affecting the Borrower or any of his Properties, or result in the creation or imposition of any Lien on any Property of the Borrower (other than the Lien created by the Collateral Documents).

        Section 6.2. Validity of Trust's Loan Documents. The Trust is a duly constituted and validly existing inter vivos trust under the laws of the Commonwealth of Virginia and is governed in accordance with the Trust Agreement and the laws of the Commonwealth of Virginia. During the Borrower's lifetime, the Borrower has the sole and exclusive power to amend, terminate and revoke the Trust Agreement, remove trustees and appoint successor or additional trustees. The Trustees are the sole trustees of the Trust and have been duly appointed as such. The Borrower is the sole beneficiary of the Trust during his lifetime. Any one or more Trustees, without the consent or joinder of any beneficiary, contingent beneficiary or any other Person, have the full legal capacity, power and authority and the unconditional right, in its respective capacity as trustee, to execute and deliver the Loan Documents to which the Trustees are party or by which the Trustees are bound and to grant to the Bank the Lien on the Collateral contemplated thereby. The Trust's assets are subject, during the Borrower's lifetime and upon his death, to the payment of the Obligations. The Trust Agreement contains no provisions inconsistent with the foregoing. The execution and delivery by each Trustee of the Loan Documents to which any Trustee is party or by which the Trustees are bound and each Trustee's performance of each Trustee's obligations under such Loan Documents and their actions in consummating the transactions contemplated thereby have been duly authorized by all requisite action required under the Trust Agreement and applicable law. The copy of the Trust Agreement heretofore delivered to the Bank is true, correct and complete and in all respects what it purports to be and has not been modified or amended in any respect (except for amendments embodied in written agreements delivered to the Bank).

        Section 6.3. Federal Reserve Board Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System). Each Federal Reserve Form U-1 furnished to the Bank as required by this Agreement is true and correct. The making of Loans hereunder does not violate the provisions of Regulation U or Regulation X.

        Section 6.4. Financial Reports. The balance sheet of the Borrower as at December 29, 1993, heretofore furnished to the Bank, fairly presents the financial condition of the Borrower as at said date and for the period then ended in conformity with sound accounting principles applied on a consistent basis. The Borrower has no contingent liabilities which are material to him other than as indicated on such financial statements or, with respect to future periods, on the financial statements furnished pursuant to Section 8.2 hereof.

        Section 6.5. No Material Adverse Change. Since December 29, 1993, there has been no change in the financial condition of the Borrower except those occurring in the ordinary course of business, none of which individually or in the aggregate have been materially adverse.

        Section 6.6. Litigation and Other Controversies. There is no litigation or governmental proceeding or labor controversy pending, nor to the knowledge of the Borrower threatened, against the Borrower or challenging the validity or propriety of the Spinoff in each case which if adversely determined would (a) impair the validity or enforceability of, or impair the ability of the Borrower to perform its obligations under, this Agreement or any other Loan Document or
(b) result in any material adverse change in the financial condition, Properties, business or operations of the Borrower.

        Section 6.7. Taxes. All tax returns required to be filed by the Borrower in any jurisdiction have, in fact, been filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or upon his Properties or income which are shown to be due and payable in such returns, have been paid.

        Section 6.8. Approvals. No authorization, consent, license, or exemption from, or filing or registration with, any court or governmental department, agency or instrumentality, nor any approval or consent of any other Person, is or will be necessary to the valid execution, delivery or performance by the Borrower of this Agreement or any other Loan Document (other than the filing of financing statements in connection with the Collateral Documents).

        Section 6.9. No Default. No Default or Event of Default has occurred and is continuing.

SECTION 7. CONDITIONS PRECEDENT.

        The obligation of the Bank to make any Loan under this Agreement is subject to the following conditions precedent:

        Section 7.1. All Advances. As of the time of the making of each Loan (including the initial Loan) hereunder (it being understood and agreed that the conversion of a Portion of the Note into another Portion, and the continuation of any Portion, shall not be deemed the making of a Loan for purposes of this
Section 7.1):

        (a) each of the representations and warranties set forth in Section 6 hereof and in the other Loan Documents shall be true and correct as of such time, except to the extent the same expressly relate to an earlier date;

        (b) the Borrower shall be in full compliance with all of the terms and conditions of this Agreement and of the other Loan Documents, and no Default or Event of Default shall have occurred and be continuing or would occur as a result of making such extension of credit;

        (c) such Loan, in the case of the Tranche A Loan, would not exceed the Tranche A Borrowing Base as then determined and computed, and in the case of a Tranche B Loan, such Loan would not exceed the Tranche B Borrowing Base as then determined and computed for such Tranche B Loan;

        (d) such Loan would not violate Regulation U or Regulation X; and

        (e) such extension of credit shall not violate any other order, judgment or decree of any court or other authority or any provision of law or regulation applicable to the Bank.

The Borrower's request for any Loan shall constitute its warranty as to the foregoing effects.

        Section 7.2. Initial Advance. At or prior to the making of the initial extension of credit hereunder, the following conditions precedent shall also have been satisfied:

        (a) the Bank shall have received the following (each to be properly executed and completed) and the same shall have been approved as to form and substance by the Bank:

            (i) the Note;

           (ii) the Stock Pledge Agreement;

          (iii) the Loan Pledge Agreement;

           (iv) certificates evidencing each security pledged and delivered concurrently with the extension of such credit, together with a properly completed and executed undated stock power for each such certificate, with the name of the transferee on such power left blank (provided that the certificates evidencing the New Albemarle Stock and the related stock powers need not be delivered prior to such initial credit if the Bank has received from the relevant pledgor a duly completed and executed agreement to pledge such shares and such agreement is acceptable to the Bank as to form and substance);

            (v) a properly completed and executed Federal Reserve Form U-1; and

           (vi) agreements from William M. Gottwald, John D. Gottwald and James
     T. Gottwald to hold, and refrain from disposing of, in each case after any Default or Event of Default hereunder, their common stock of the Principal Issuers;

        (b) the Bank shall have received the closing fee called for hereby;

        (c) the Bank shall have received such valuations and certifications as it may require in order to satisfy itself as to the value of the Collateral, the financial condition of the Borrower, and the lack of material contingent liabilities of the Borrower;

        (d) the Spinoff shall have occurred and the Bank shall have received such assurances as are reasonably satisfactory to it to confirm such occurrence;

        (e) there shall be no challenge to the validity or propriety of the Spinoff, and the Bank shall have received assurances reasonably satisfactory to it of the foregoing;

        (f) arrangements reasonably satisfactory to the Bank have been made to assure that the proceeds of the Tranche A Loan will be used as contemplated by this Agreement to fund the Partnership Loan;

        (g) at least $11,000,000 of the Borrowing Base shall consist of Eligible Securities issued by Ethyl Corporation, at least $11,000,000 of the Borrowing Base shall consist of Eligible Securities issued by First Colony, at least $22,000,000 of the Borrowing Base shall consist of Eligible Securities consisting of the New Albemarle Stock, and the Bank shall have received assurances reasonably satisfactory to it of the foregoing;

        (h) legal matters incident to the execution and delivery of this Agreement and the other Loan Documents and to the transactions contemplated hereby shall be satisfactory to the Bank and its counsel; and the Bank shall have received the favorable written opinion of counsel for the Borrower in the form of Exhibit D hereto;

        (i) the Bank shall have received a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business not earlier than ten (10) days prior to the making of the initial extension of credit hereunder;

        (j) the Liens granted to the Bank under the Collateral Documents shall have been perfected in a manner satisfactory to the Bank and its counsel; and

        (k) such other agreements, instruments, documents, certificates and opinions as the Bank may reasonably request.

SECTION 8. COVENANTS.

        The Borrower agrees that, so long as any credit is available to or in use by the Borrower hereunder, except to the extent compliance in any case or cases is waived in writing by the Bank:

        Section 8.1. Taxes and Assessments. The Borrower shall duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against him or his Properties, in each case before the same become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith and by appropriate proceedings which prevent enforcement of the matter under contest and adequate reserves are provided therefor.

        Section 8.2. Financial Reports. The Borrower shall furnish to the Bank and its duly authorized representatives such information respecting the financial condition of the Borrower as the Bank may reasonably request; and without any request, shall furnish to the Bank:

             (a) as soon as available, and in any event within thirty (30) days after the last day of each calendar quarter, a Borrowing Base certificate in the form attached hereto as Exhibit B showing the computation of the Borrowing Base in reasonable detail as of the close of business on the last day of such month, prepared and certified to by the Borrower;

             (b) as soon as available, and in any event within thirty (30) days after the close of each calendar year, a copy of the personal statement of assets and liabilities (including guaranties and endorsements) of the Borrower as of the close of such year, prepared and certified to by the Borrower in accordance with sound accounting practices consistently applied and in reasonable detail showing in comparative form the figures for the previous year;

             (c) as soon as available, and in any event not later than thirty
   (30) days after being filed with the Internal Revenue Service, a complete copy of the Borrower's federal income tax return for the immediately preceding year;

             (d) in the event a payment is required under Section 3.3 hereof by reason of a decline in the Market Value of Eligible Securities of any one issuer of more than 25% during any one day, the Borrower shall as soon as possible and in any event within two (2) Business Days of the Bank's request furnish the Bank a list identifying (in reasonable detail, by at least the issuer, number of shares and certificate numbers) the equity securities (if any) which will be pledged pursuant to Section 3.3 hereof in response to such event; and

             (e) promptly after knowledge thereof shall have come to the attention of the Borrower, written notice of any threatened or pending litigation or governmental proceeding against the Borrower which, if adversely determined, would adversely affect the financial condition or Properties of the Borrower or of the occurrence of any Default or Event of Default hereunder.

Each of the financial statements furnished to the Bank pursuant to subsection
(b) of this Section shall be accompanied by a written certificate in the form attached hereto as Exhibit C signed by an Authorized Representative of the Borrower to the effect that to the best of the Borrower's knowledge and belief no Default or Event of Default has occurred during the period covered by such statements or, if any such Default or Event of Default has occurred during such period, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower to remedy the same. Such certificate shall also set forth the calculations supporting such statements in respect of Section 8.3 of this Agreement.

        Section 8.3. Asset Maintenance. The Borrower shall at all times maintain its total assets in an amount more than $25,000,000 in excess of its liabilities (excluding liabilities owed to the Bank) and will at all times own Liquid Assets free and clear of any Lien in an amount of at least $25,000,000.

        Section 8.4. Liens. The Borrower shall not, and shall not permit the Trustees to, create, incur or permit to exist any lien of any kind on any Collateral; provided, however, that this Section shall not apply to nor operate to prevent the Liens granted in favor of the Bank by the Collateral Documents and the Liens granted by the Partnership to the Borrower (and assigned to the Bank) as security for the Partnership Loan.

        Section 8.5. Sales. The Borrower shall not, and shall not permit the Trustees to, sell, transfer, lease or otherwise dispose of the Collateral.

        Section 8.6. Trust. The Borrower shall preserve and maintain the valid existence of the Trust in the jurisdiction of its constitution.

SECTION 9. EVENTS OF DEFAULT AND REMEDIES.

        Section 9.1. Events of Default. Any one or more of the following shall constitute an "Event of Default " hereunder:

        (a) default for more than five (5) Business Days in the payment when due of all or any part of the principal of or interest on the Note (whether at the stated maturity thereof or at any other time provided for in this Agreement) or of any fee or other Obligation payable by the Borrower hereunder or under any other Loan Document; or

        (b) default in the observance or performance of any covenant set forth in Sections 8.3, 8.4 or 8.5 hereof or of any provision of any Collateral Document requiring the Borrower to remit to the Bank, or prohibiting the Borrowing from using, any proceeds of Collateral; or

        (c) default in the observance or performance of any other provision hereof or of any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date on which such failure shall first become known to the Borrower or (ii) written notice thereof is given to the Borrower by the Bank; or

        (d) any representation or warranty made by the Borrower herein or in any other Loan Document, or in any statement or certificate furnished by it pursuant hereto or thereto, or in connection with any extension of credit made hereunder, proves untrue in any material respect as of the date of the issuance or making thereof; or

        (e) any event occurs or condition exists (other than those described in subsections (a) through (d) above) which is specified as an event of default under any of the other Loan Documents, or any of the Loan Documents shall for any reason not be or shall cease to be in full force and effect, or any of the Loan Documents is declared to be null and void, or any of the Collateral Documents shall for any reason fail to create a valid and perfected first priority Lien in favor of the Bank in any Collateral purported to be covered thereby except as expressly permitted by the terms thereof; or

        (f) default shall occur under any evidence of indebtedness for borrowed money aggregating $500,000 or more issued, assumed or guaranteed by the Borrower or under any indenture, agreement or other instrument under which the same may be issued, and such default shall continue for a period of time sufficient to permit the acceleration of the maturity of any such indebtedness for borrowed money (whether or not such maturity is in fact accelerated) or any such indebtedness for borrowed money aggregating $500,000 or more shall not be paid when due (whether by lapse of time, acceleration or otherwise); or

        (g) any judgment or judgments, writ or writs, or warrant or warrants of attachment, or any similar process or processes in an aggregate amount in excess of $1,000,000 shall be entered or filed against the Borrower or against any of its Property and which remains unvacated, unbonded, unstayed or unsatisfied for a period of thirty (30) days; or

        (h) any Control Person shall purport to disavow, revoke, terminate or repudiate, or otherwise fail to perform his obligations under, his Control Stock Rider; or

        (i) Albemarle Corporation or First Colony shall fail to make any filing required of it under the 1934 Act; or

        (j) there shall occur any modification or amendment of any term of the Trust Agreement which would have a material adverse effect on the financial condition or Property of the Trust or which would be disadvantageous in any material respect to the Bank; or

        (k) the Borrower shall cease at any time and for any reason, other than death or incapacity, to constitute a trustee of the Trust; or

        (l) the Borrower shall (i) have entered involuntarily against it an order for relief under the United States Bankruptcy Code, as amended, (ii) not pay, or admit in writing its inability to pay, its debts generally as they become due, (iii) make an assignment for the benefit of creditors, (iv) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any substantial part of its Property, (v) institute any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code, as amended, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, or (vi) fail to contest in good faith any appointment or proceeding described in Section 9.1(m) hereof; or

        (m) a custodian, receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any substantial part of any of its respective Property, or a proceeding described in Section 9.1(l)(v) shall be instituted against the Borrower, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) days.

        Section 9.2. Non-Bankruptcy Defaults. When any Event of Default described in subsection (a) through (k), both inclusive, of Section 9.1 has occurred and is continuing, the Bank may, by notice to the Borrower, take one or more of the following actions:

        (a) terminate the obligation of the Bank to extend any further credit hereunder on the date (which may be the date thereof) stated in such notice;

        (b) declare the principal of and the accrued interest on the Note to be forthwith due and payable and thereupon the Note, including both principal and interest and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall be and become immediately due and payable without further demand, presentment, protest or notice of any kind; and

        (c) enforce any and all rights and remedies available to it under the Loan Documents or applicable law.

        Section 9.3. Bankruptcy Defaults. When any Event of Default described in subsection (l) or (m) of Section 9.1 has occurred and is continuing, then the Note, including both principal and interest, and all fees, charges and other Obligations payable hereunder and under the other Loan Documents, shall immediately become due and payable without presentment, demand, protest or notice of any kind, and the obligation of the Bank to extend further credit pursuant to any of the terms hereof shall immediately terminate. In addition, the Bank may exercise any and all remedies available to it under the Loan Documents or applicable law.

SECTION 10. MISCELLANEOUS.

        Section 10.1. Holidays. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not a Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

        Section 10.2. No Waiver, Cumulative Remedies. No delay or failure on the part of the Bank or on the part of the holder of the Obligations in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power or right. The rights and remedies hereunder of the Bank and of the holder of the Obligations are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

        Section 10.3. Amendments, Etc. No amendment, modification, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

        Section 10.4. Costs and Expenses. The Borrower agrees to pay on demand the costs and expenses of the Bank in connection with the recording or filing of this Agreement, the other Loan Documents and the other instruments and documents to be delivered hereunder or thereunder, and in connection with any consents hereunder or waivers or amendments hereto or thereto, including the fees and expenses of Messrs. Chapman and Cutler, counsel for the Bank, with respect to all of the foregoing (whether or not the transactions contemplated hereby are consummated). The Borrower further agrees to pay to the Bank or any other holder of the Obligations all costs and expenses (including court costs and attorneys' fees), if any, incurred or paid by the Bank or any other holder of the Obligations in connection with any Default or Event of Default or in connection with the enforcement of this Agreement or any of the other Loan Documents or any other instrument or document delivered hereunder or thereunder. The Borrower further agrees to indemnify the Bank, and any security trustee, and their respective directors, officers and employees (the Bank and such other parties each being hereinafter referred to individually as an "Indemnified Party"), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor, whether or not the indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to any Loan Document or any of the transactions contemplated thereby or the direct or indirect application or proposed application of the proceeds of any extension of credit made available hereunder, other than those which arise from the gross negligence or willful misconduct of an Indemnified Party. The Borrower, upon demand by the Bank at any time, shall reimburse the Bank for any legal or other expenses incurred in connection with investigating or defending against any of the foregoing except if the same is directly due to the gross negligence or willful misconduct of an Indemnified Party. The obligations of the Borrower under this Section shall survive the termination of this Agreement.

        Section 10.5. Documentary Taxes. The Borrower agrees to pay on demand any documentary, stamp or similar taxes payable in respect of this Agreement or any other Loan Document, including interest and penalties not caused by the Bank's neglect or misconduct, in the event any such taxes are assessed, irrespective of when such assessment is made and whether or not any credit is then in use or available hereunder.

        Section 10.6. Survival of Representations. All representations and warranties made herein or in any of the other Loan Documents or in certificates given pursuant hereto or thereto shall survive the execution and delivery of this Agreement and the other Loan Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as any credit is in use or available hereunder.

        Section 10.7. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the Loans, including, but not limited to, Sections 2.7 and 2.8 hereof, shall survive the termination of this Agreement and the payment of the Note.

        Section 10.8. Notices. Except as otherwise specified herein, all notices hereunder shall be in writing (including cable or telecopy) and shall be given to the relevant party at its address or telecopier number set forth below, or such other address, telecopier number or telex number as such party may hereafter specify by notice to the other given by United States certified or registered mail, by telecopy or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices hereunder shall be addressed:

                        to the Borrower at:
                        Floyd Gottwald, Jr.
                        c/o Ethyl Corporation
                        330 South Fourth Street
                        Richmond, Virginia 23217
                        Attention: J. Judson Williams
                        Telephone: (804) 788-5605
                        Telecopy: (804) 788-5688
                        to the Bank at:
                        XXXXXXXX
                        XXXXXXXX
                        XXXXXXXX
                        Attention: XXXXX
                        Telephone: XXXXX
                        Telecopy:  XXXXX

Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the telecopier number specified in this Section and a confirmation of such telecopy has been received by the sender, (ii) if given by mail, five (5) days after such communication is deposited in the mail, certified or registered with return receipt requested, addressed as aforesaid or (iii) if given by any other means, when delivered at the addresses specified in this Section; provided that any notice given pursuant to Section 1 or Section 2 hereof shall be effective only upon receipt.

        Section 10.9. Personal Jurisdiction.

        (a) Exclusive Jurisdiction. Except as provided in Subsection (b), the Borrower and the bank agree that all disputes between them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved only by state or federal courts located in XXX, XXX, but each of the Borrower and the bank acknowledge that any appeals from those courts may have to be heard by a court located outside of XXX, XXX. The Borrower waives in all disputes any objection that it may have to the location of the court considering the dispute.

        (b) Other Jurisdictions. The Borrower agrees that the Bank shall have the right to proceed against the Borrower or its property in a court in any location to enable the Bank to realize on such property, or to enforce a judgment or other court order entered in favor of the Bank. The Borrower agrees that it shall not assert any permissive counterclaims in any proceeding brought in accordance with this provision by the Bank to realize on such property, or to enforce a judgment or other court order in favor of the Bank. The Borrower waives any objection that it may have to the location of the court in which the Bank has commenced a proceeding described in this subsection.

        Section 10.10. Waiver of Jury Trial. The Borrower and the Bank each waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort or otherwise, between the Bank and the Borrower arising out of, connected with, related to or incidental to the relationship established between them in connection with this Agreement or any other instrument, document or agreement executed or delivered in connection therewith or the transactions related thereto. The Borrower and the Bank each hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any of them may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

        Section 10.11. Construction. The parties hereto acknowledge and agree that this Agreement and the other Loan Documents shall not be construed more favorably in favor of one than the other based upon which party drafted the same, it being acknowledged that all parties hereto contributed substantially to the negotiation of this Agreement and the other Loan Documents. Nothing contained herein shall be deemed or construed to permit any act or omission which is prohibited by the terms of any of the other Loan Documents, the covenants and agreements contained herein being in addition to and not in substitution for the covenants and agreements contained in the other Loan Documents.

        Section 10.12. Headings. Section headings used in this Agreement are for convenience of reference only and are not a part of this Agreement for any other purpose.

        Section 10.13. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

        Section 10.14. Counterparts. This Agreement may be executed in any number of counterparts, and by different parties hereto on separate counterpart signature pages, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

        Section 10.15. Binding Nature, Governing Law, Etc.. This Agreement shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of the Obligations. This Agreement and the rights and duties of the parties hereto shall be governed by, and construed in accordance with, the internal laws of the State of XXXXX without regard to principles of conflicts of laws. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and any prior agreements, whether written or oral, with respect thereto are superseded hereby. The Borrower may not assign his rights or obligations hereunder without the written consent of the Bank. The Bank will not transfer or assign the Note prior to its maturity (whether by lapse of time, acceleration or otherwise) except to a Federal Reserve Bank or to the extent required by applicable law or to the extent required or requested by any governmental department, agency, instrumentality or a regulatory body to maintain the Bank's liquidity.

        Upon your acceptance hereof in the manner hereinafter set forth, this Agreement shall constitute a contract between us for the uses and purposes hereinabove set forth.

        Dated as of this day of May 2, 1994.


                                                /s/ Floyd D. Gottwald, Jr.
                                                    ----------------------
                                                    FLOYD D.  GOTTWALD, JR.

        Accepted and agreed to at XXX, XXX as of the day and year last above written.

                                                XXXXXXXX

                                                By /s/ XXXXXX
                                                   ---------------
                                                   Its Vice President

                                                                  EXHIBIT A

                             FLOYD D. GOTTWALD, JR.

                                   TERM NOTE

$28,000,000

XXX, XXX
May 2, 1994

        On the Maturity Date, for value received, the undersigned, Floyd D. Gottwald, Jr., a resident of Richmond, Virginia (the "Borrower"), hereby promises to pay to the order of XXXXXX (the "Bank") at its office at XXX, XXX, XXX, the principal sum of Twenty-Eight Million and no/100 Dollars ($28,000,000), or such lesser amount as may then be outstanding hereon, in a single installment due on the 30th day of April, 1998.

        This Note evidences Loans made and to be made to the Borrower by the Bank under the Term Credit provided for under that certain Credit Agreement dated as of May 2, 1994 between the Borrower and the Bank (said Credit Agreement, as the same may be amended, modified or restated from time to time, being referred to herein as the "Credit Agreement"), and the Borrower hereby promises to pay interest at the office described above on such Loans evidenced hereby at the rates and at the times and in the manner specified therefor in the Credit Agreement.

        Each Loan made under the Term Credit against this Note, any repayment of principal hereon, the status of each such Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto shall be endorsed by the holder hereof on a schedule to this Note or recorded on the books and records of the holder hereof (provided that such entries shall be endorsed on a schedule to this Note prior to any negotiation hereof). The Borrower agrees that in any action or proceeding instituted to collect or enforce collection of this Note, the entries endorsed on a schedule to this Note or recorded on the books and records of the holder hereof shall be prima facie evidence of the unpaid principal balance of this Note, the status of each Loan from time to time as part of the Domestic Rate Portion or a LIBOR Portion and, in the case of any LIBOR Portion, the interest rate and Interest Period applicable thereto.

        This Note is issued by the Borrower under the terms and provisions of the Credit Agreement and is secured by, among other things, the Collateral Documents, and this Note and the holder hereof are entitled to all of the benefits and security provided for thereby or referred to therein, to which reference is hereby made for a statement thereof. This Note may be declared to be, or be and become, due prior to its expressed maturity, voluntary prepayments may be made hereon, and certain prepayments are required to be made hereon, all in the events, on the terms and with the effects provided in the Credit Agreement. All capitalized terms used herein without definition shall have the same meanings herein as such terms are defined in the Credit Agreement.

        This Note shall be construed in accordance with, and governed by, the internal laws of the State of XXXXX without regard to principles of conflicts of laws.

        The Borrower hereby promises to pay all costs and reasonable expenses (including attorneys' fees) suffered or incurred by the holder hereof in collecting this Note or enforcing any rights in any collateral therefor. The Borrower hereby waives presentment for payment and demand.

                                                ------------------------------
                                                FLOYD D. GOTTWALD, JR.

                                                                    EXHIBIT B

                             FLOYD D. GOTTWALD, JR.

                           BORROWING BASE CERTIFICATE

To: XXXX

        Pursuant to the terms of the Credit Agreement dated as of May 2, 1994 between Floyd D. Gottwald, Jr. and you (the "Credit Agreement"), I submit this Borrowing Base Certificate to you and certify that the information set forth below and on any attachments to this certificate is true, correct and complete as of the date of this certificate.

I. COLLATERAL VALUE CALCULATIONS

     A. Ethyl Corporation

        1. Number of shares
        2. Market Value per share                    $
        3. Total Market Value                        $

     B. First Colony Corporation

        1. Number of shares
        2. Market Value per share                    $
        3. Total Market Value                        $

     C. Old Albemarle Stock

        1. Number of shares
        2. Market Value per share                    $
        3. Total Market Value                        $

     D. New Albemarle Stock

        1. Number of shares
        2. Market Value per share                    $
        3. Total Market Value                        $
        4. Principal balance of Partnership Loan     $
        5. Greater of line 3 or line 4               $

     E. Other Eligible Securities (if any)
        1. Number of shares
        2. Market Value per share                    $
        3. Total Market Value                        $

II. Collateral Value
        Sum of Lines A3, B3, C3, D5 and E3           $

III. Borrowing Base (50% of Line II)                 $

IV. Loanable Collateral Value (65% of Line II)       $

        Dated:  ______________________, 19___

                              ______________________________________

                              Name:_________________________________



                                      -2-